Exhibit 99.1

      ADVANCED ACCESSORY SYSTEMS, LLC, AAS CAPITAL CORPORATION AND ADVANCED ACCESSORY HOLDING CORPORATION ANNOUNCE FAILURE OF THE CONSENT CONDITION OF
     TENDER OFFERS FOR 10 3/4% SENIOR NOTES BY THE CONSENT PAYMENT DEADLINE

      STERLING HEIGHTS, MICH., June 16, 2006 - Advanced Accessory Systems, LLC ("AAS"), AAS Capital Corporation ("AAS Capital") and Advanced Accessory Holdings Corporation ("Holdings" and together with AAS and AAS Capital, the "Companies") today announced that the consent condition to the previously announced cash tender offer to purchase any and all of their outstanding 10 3/4% Senior Notes due 2011 (the "Senior Notes") has not been approved by the Consent Payment Deadline by the required holders of a majority of the bonds not held by the Companies or their affiliates, but that the consent condition to the previously announced cash tender offer to purchase any and all of their outstanding 13 1/4% Senior Discount Notes due 2011 (the "Discount Notes") was approved by the Consent Payment Deadline by the required holders of a majority of the bonds not held by the Companies or their affiliates.

The obligation of AAS, AAS Capital and Holdings to accept for payment and purchase notes that are tendered, and pay for the related consents in each of the tender offers is conditioned on, among other things, consents to the proposed amendments to the respective indentures from the holders of at least a majority in principal amount of the Senior Notes and a majority in principal amount at maturity of the Discount Notes not owned by AAS, AAS Capital or Holdings, or any of their affiliates and the completion of the Thule acquisition of certain of AAS's assets and businesses. If the tender offer for the Senior Notes fails, the conditions to the Thule acquisition will fail and, therefore, even though requisite consents for the Discount Note Tender Offer are received and not withdrawn, the purchase of the Discount Notes in the Discount Note Tender Offer will not be consummated unless the relevant conditions to that tender offer are waived.